ACCIDENTAL DEATH BENEFIT RIDER


This rider is part of Your policy. It is issued in consideration of the application and deduction from the Policy Value of the monthly cost of accidental death benefit provided by this rider. All policy definitions, provisions and exceptions apply to this rider unless changed by this rider. The Effective Date is the Policy Date unless another date is shown on the current Data Pages.

ACCIDENTAL DEATH BENEFIT

This rider provides an accidental death benefit as shown on the current Data Pages. We will pay the benefit to the beneficiary upon receipt of proof satisfactory to Us that:

     1. The Insured died on or after the policy anniversary nearest the Insured's first birthday;

     2. The Insured died as a result, directly and independently of all other causes, of accidental bodily injury; and

     3.   The death is not a direct or indirect result of an Excluded Risk.

EXCLUDED RISKS

We will not pay the accidental death benefit if death results directly or indirectly from any of the following:

     1.   Suicide, while sane or insane;

     2. War or an act of war, or service in the military forces of any country at war, declared or undeclared;

     3. Bodily or mental disease or infirmity, or medical or surgical treatment thereof;

     4. The commission or attempted commission by the Insured of an assault or felony;

     5. Operating, riding in or descending from any kind of aircraft in which the Insured is a pilot or a member of the operating crew, or in which the Insured is receiving or giving any kind of training or instruction; or

     6. The voluntary taking of or the effects of voluntarily using any drug, narcotic or hallucinogen unless prescribed for and administered to the Insured by a licensed physician who is not a member of the Insured's family. This includes any controlled substances listed in Schedules I, II, III or IV of the Federal Controlled Substances Act, 21 U.S.C.
          Section 812, or successor statutes, as they may be amended.

AUTOPSY

We reserve the right to examine the Insured's body and, unless prohibited by law, to make an autopsy.

INCREASES

You may increase the accidental death benefit up to the current Total Face Amount, provided:

     1. The increase is for at least the minimum Total Face Amount increase as shown on the current Data Pages;

     2. The increase does not result in a total benefit exceeding Our underwriting limits then in effect; and

     3. You supply evidence of insurability which satisfies Us under Our underwriting guidelines then in effect.


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FACE AMOUNT DECREASES

Accidental death benefit amounts cannot exceed the total benefit permitted by Our underwriting guidelines then in effect. If a face amount decrease causes a conflict with that guideline, We will reduce the accidental death benefit amount and its cost, accordingly.

COST OF INSURANCE

We deduct the cost of insurance for the benefits provided by this rider on each Monthly Date. The cost is 1 multiplied by 2, where:

     1. Is the cost of insurance rate, as described in the Cost of Insurance Rates section, divided by 1,000; and

     2.   Is the accidental death benefit.

COST OF INSURANCE RATES

The monthly cost of insurance rates for the accidental death benefit are based on the attained age and risk class of the Insured. The monthly cost of insurance rates are also based on gender of the Insured, except for policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans not based on the gender of the Insured. We determine these rates based on Our expectations as to Our future mortality experience. Any change in these rates applies to all individuals of the same class as the Insured. The cost of insurance rates will never be greater than those shown on the current Data Pages in the Table of Guaranteed Maximum Cost of Insurance Rates for Accidental Death Benefits. However, different guaranteed maximum cost of insurance rates may apply to any increase in the accidental death benefit.

TERMINATION

This rider terminates on the earlier of:

     1.   Termination of Your policy;

     2.   The policy anniversary nearest the Insured's 70th birthday; or

     3. Our receipt of Your Notice to cancel this rider. The change will be effective on the Monthly Date on or next following the date We receive the request. We may require that You send Your policy to Our Office to record the cancellation.





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